Exhibit 99.1

Barfresh Provides Fourth Quarter and Full Year 2019 Update on Recent Business Progress

LOS ANGELES, Calif., April 13, 2019 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend and ready-to-drink beverages, is providing an update on recent business developments in conjunction with the filing of its form 10-K for the fourth quarter and full year ended December 31, 2019.

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We remained focused on expanding our reach across all sales channels in 2019 and finished the year with over $4.3 million of revenue, gross margin improvement to 54% and a 10% reduction in operating expenses. Additionally, we focused on improving our supply chain and logistics as well as other aspects of our cost structure, which will begin to have a significant benefit on our financial results in the first half of 2020.”

Mr. Delle Coste continued, “I’m very excited for the upcoming year as we have recently been approved to commence rolling out multiple products this summer on a regional basis to a multinational restaurant chain with over 3,000 North American locations. We recently bolstered our balance sheet by approximately $5.87 million to support this new customer win and the roll out of new products. We are also well positioned to continue expanding our school and military channels over the course of 2020. In addition, we recently introduced a ready-to-drink fruit and yogurt smoothie (“Twist & Go”TM) specifically designed for our school system channel and have just begun rolling this product out. We fully appreciate the temporary challenge COVID-19 is placing on schools and this ready-to-drink smoothie provides students still receiving meals with a quick and healthy option. “Twist & Go”TM meets the USDA reimbursable meal programs guidelines and is a great complement to our existing products.”

Full Year and Fourth Quarter 2019 Business Highlights

●	NATIONAL & REGIONAL ACCOUNTS – In March 2020, Barfresh announced it had recently been approved to commence a regional rollout for multiple products with a leading multinational restaurant chain with over 3,000 North American locations. The roll out will begin regionally during the summer of 2020 with multiple flavors. In 2019, the Company expanded its customer base with two new restaurant chains that began serving its product in the third quarter of 2019 – a roll out to 57 locations for a North American restaurant chain and a roll out to an initial set of locations for a made-to-order sandwich chain in Puerto Rico. Additionally, over the course of 2019 the Company continued to expand its reach within existing customers with the addition of new beverages to menus and expansion into additional locations and restaurant chains. Barfresh continues to grow and test with multiple National and Regional accounts, including additional QSR’s, causal dine channels, hotels, amusement parks and National Third Party operators.

●	EDUCATION CHANNEL – Barfresh recently introduced “Twist & Go”™, a no sugar added fruit and yogurt smoothie with no preservatives, artificial flavors or colors. This product is compliant with USDA reimbursable meal programs and an alternative for all meals and snacks served under all federally funded meal programs. Barfresh started rolling out this product to the Pasco County School District in Florida with an initial order of over 240,000 bottles in the first month. The Company has seen continued momentum in the Education channel since its entry began in July 2017 and enters 2020 continuing to increase the number of locations and product offerings across multiple states. COVID-19 has temporarily affected the sell-in process for the majority of schools nationwide; however, “Twist & Go”™ has allowed Barfresh to continue serving students who receive meals on a daily basis despite their school’s closure. Once schools re-open, Barfresh is very well positioned to increase the number of schools served throughout 2020.

●	MILITARY CHANNEL – Barfesh received approval in March 2018 from the United States Defense Logistics Agency (“DLA”) to sell its smoothie products into all branches of the U.S. Armed Forces, and is currently selling its bulk Easy Pour products in dining facilities all over the United States and multiple International dining facilities. The Company is actively pursuing engagement with all U.S. military facilities and expects to gain greater penetration across the United States’ 800 bases, which serve 1.3 million active troops. Barfresh is also actively pursuing additional International military dining facility locations.

●	IMPROVING COST STRUCTURE – The Company continued to reduce general and administrative (“G&A”) expenses during 2019, with an overall 12% reduction compared to last year. The Company expects continued expense leverage throughout 2020 with increased economies-of-scale, which is also expected to result in improved cash flow. The Company is closely evaluating all elements of its existing logistics chain and expects the improvement in shipping expense to continue and accelerate over coming quarters. In 2019, the Company relocated its headquarters and entered into a new contract for the outsourcing of payroll and benefits that yield a combined annual cost reduction of approximately $200,000. These improvements and others are collectively expected to drive improved bottom line performance in 2020 as net sales continue to increase without the need for additional fixed overhead.

●	FUNDING – In the first quarter of 2020, the Company announced it had raised approximately $5.87 million financing, through the combination of an aggregate sale of common stock at $0.50 per share with 50% warrant coverage with an exercise of $0.60 per share, of which $3.825 million will be for growth capital and approximately $2.0 million came from the conversion of existing debt into the current offering as per the recently filed 8-K.

Financial Results

Revenue for the full year 2019 was $4.3 million, compared to $4.2 million in 2018, an increase of 2%. The relatively flat revenue is primarily the result of distributor load in from the prior year period when the bulk product was launched and a reduction in new customer equipment placements due to the expected and eventual approval of the new ready-to-drink format that no longer requires equipment. Gross margin for the full year 2019 was 54%, an improvement of 3% over last year’s full year gross margin of 51%. The Company expects gross profit margins for 2020 to be comparable to that of 2019 for its existing product lines. Operating loss for full year 2019 was $5.2 million, as compared with $6.2 million, an improvement of $1.0 million, or 16%, which was primarily driven by higher gross profit margin on higher sales and lower G&A expenses.

As of December 31, 2019, the Company had $1.1 million of cash and $0.6 million of inventory on its balance sheet. In addition, the Company previously announced on March 23, 2020, that during the first quarter of 2020 it had entered into binding definitive agreements for approximately $5.87 million financing, through the combination of an aggregate sale of approximately $5.87 million of common stock at $0.50 per share with 50% warrant coverage with an exercise of $0.60 per share. Concurrent with the offering, the Company also reduced its overall debt by approximately $2.0 million through holders converting their existing debt into the Company’s current offering of its common stock and warrants.

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the cash flow of the Company. The primary factors in reconciling these items are non-cash costs, including stock compensation, stock issued for services, and gain or loss on the sale of derivatives.

Adjusted EBITDA improved to a loss of $4.0 million for the full year 2019, compared to a loss of $4.8 million for the full year 2018. A reconciliation of adjusted EBITDA to net (loss) is provided below.

	For the twelve months ended December 31,
	2019	2018

Net (loss)	$(5,593,302)	$(7,322,823)

Depreciation and Amortization	649,847	511,319
Interest	1,213,263	764,813
EBITDA	(3,730,192)	(6,046,691)

Stock based compensation	225,027	638,621
Stock issued for Services	335,914	240,166
Gain/Loss on Sale of Derivatives	(807,165)	377,930
Adjusted EBITDA	$(3,976,417)	$(4,789,974)

Conference Call

The conference call to discuss these results is scheduled for today, Monday, April 13, 2020, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. Participants from the Company will be Riccardo Delle Coste, CEO, Joseph Cugine, President, and Raffi Loussararian, Vice President of Finance.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Monday, April 27, 2020. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13701490.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial progress and future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, among others. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. The contents of this release should be considered in conjunction with the warnings, risk factors and cautionary statements contained in the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Furthermore, the Company does not intend, and is not obligated, to update publicly any forward-looking statements, except as required by law.

Contact

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com